                                                                   EXHIBIT 10.39


                            STOCK PURCHASE AGREEMENT

                                  by and among

                           Physicians' Specialty Corp.

                       South Florida Otolaryngology, Inc.

                                       and

      Association A, Inc. (formerly known as Ear, Nose & Throat Associates of Florida, Hahn, P.A.)
      Association B, Inc. (formerly known as Brian C. Mitchell, M.D., P.A.)
      Association C, Inc. (formerly known as Dorothy L. Mellon, M.D., P.A.)
       Association D, Inc. (formerly known as Mark H. Widick, M.D., P.A.)
      Association E, Inc. (formerly known as Nathan E. Nachlas, M.D., P.A.)
     Association F, Inc. (formerly known as Drs. McClerkin & Flintoff, P.A.)

                           Martha Hahn-Fournier, M.D.
                             Brian C. Mitchell, M.D.
                             Dorothy L. Mellon, M.D.
                              Mark H. Widick, M.D.
                             Nathan L. Nachlas, M.D.
                           William W. McClerkin, M.D.
                             W. Mark Flintoff, M.D.

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                                TABLE OF CONTENTS

                                                                                                               Page

SECTION 1. TERMS OF THE SALE AND PURCHASE OF THE STOCK............................................................2

   1.1 PURCHASE AND SALE OF THE SHARES............................................................................2
   1.2 BASE PURCHASE PRICES.......................................................................................2
   1.3 CONTINGENT CONSIDERATION...................................................................................2
   1.4 STOCK OPTIONS..............................................................................................2
   1.5 NON-ASSUMPTION OF LIABILITIES..............................................................................3
   1.6 EMPLOYMENT ARRANGEMENTS....................................................................................3
   1.7 MANAGEMENT SERVICES AGREEMENT..............................................................................3
   1.8 ASSOCIATIONS FINANCIAL INFORMATION.........................................................................3
   1.9 EACH PARTY TO BEAR COSTS...................................................................................4
   1.10 ASSIGNMENT OF CONTRACTS AND ASSETS; CONSENTS..............................................................4
   1.11 COOPERATION WITH REGULATORY APPROVALS.....................................................................4
   1.12 IRREVOCABLE GUARANTY BY PARENT............................................................................5
   1.13 CLOSING...................................................................................................5

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE CORPORATIONS.........................................7

   2.1 OWNERSHIP OF SHARES........................................................................................7
   2.2 ORGANIZATION...............................................................................................7
   2.3 POWER AND AUTHORITY FOR TRANSACTIONS.......................................................................7
   2.4 PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS..........................................................8
   2.5 SUBSIDIARIES AND AFFILIATES................................................................................9
   2.6 OUTSTANDING CAPITAL STOCK..................................................................................9
   2.7 OPTIONS, WARRANTS AND OTHER RIGHTS.........................................................................9
   2.8 FINANCIAL INFORMATION......................................................................................9
   2.9 NO UNDISCLOSED LIABILITIES.................................................................................9
   2.10 LEASES....................................................................................................9
   2.11 PERSONAL PROPERTY........................................................................................10
   2.12 INVENTORIES..............................................................................................10
   2.13 PRINCIPAL PLACE OF BUSINESS..............................................................................10
   2.14 LOCATION OF ASSETS.......................................................................................10
   2.15 INTELLECTUAL PROPERTY RIGHTS.............................................................................10
   2.16 DIRECTORS AND OFFICERS; PAYROLL INFORMATION..............................................................10
   2.17 LEGAL PROCEEDINGS........................................................................................10
   2.18 CONTRACTS................................................................................................11
   2.19 SUBSEQUENT EVENTS........................................................................................12
   2.20 ACCOUNTS RECEIVABLE......................................................................................13
   2.21 TAX RETURNS..............................................................................................13
   2.22 COMMISSIONS AND FEES.....................................................................................13
   2.23 MATERIAL LIABILITIES.....................................................................................13
   2.24 INSURANCE POLICIES.......................................................................................14
   2.25 EMPLOYEE BENEFIT PLANS...................................................................................14
   2.26 COMPLIANCE WITH LAWS IN GENERAL..........................................................................14
   2.27 FRAUD AND ABUSE..........................................................................................15
   2.28 MEDICARE, MEDICAID, AND OTHER THIRD-PARTY PAYOR PAYMENT LIABILITIES......................................15
   2.29 BILLING PRACTICES AND REFERRAL SOURCES...................................................................15
   2.30 PHYSICIAN SELF-REFERRALS.................................................................................16
   2.31 NO UNTRUE REPRESENTATIONS................................................................................16

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
   2.32 CASH ON HAND AT CLOSING..................................................................................17
   2.33 CASH RECEIPTS ASSOCIATED WITH OUTSIDE ENGAGEMENTS........................................................17

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND SFO......................................................17

   3.1 CORPORATE EXISTENCE; GOOD STANDING; QUALIFICATION.........................................................17
   3.2 POWER AND AUTHORITY.......................................................................................17
   3.3 COMMISSIONS AND FEES......................................................................................17
   3.4 LEGAL PROCEEDINGS.........................................................................................18
   3.5 CAPITALIZATION............................................................................................18
   3.6 PARENT DOCUMENTS..........................................................................................18

SECTION 4. ACCESS TO INFORMATION AND DOCUMENTS PRIOR TO CLOSING..................................................18

   4.1 ACCESS TO ASSOCIATIONS' INFORMATION.......................................................................18
   4.2 ACCESS TO INFORMATION OF SFO AND PARENT...................................................................18
   4.3 RETENTION OF RECORDS......................................................................................18

SECTION 5. CONDITIONS TO OBLIGATION OF PARENT AND SFO TO CLOSE...................................................19

   5.1 REPRESENTATIONS AND WARRANTIES TRUE.......................................................................19
   5.2 COVENANTS.................................................................................................19
   5.3 NO SUIT OR PROCEEDING.....................................................................................19
   5.4 ABSENCE OF MATERIAL ADVERSE CHANGE........................................................................19
   5.5 CERTIFICATE...............................................................................................19
   5.6 CONSENTS AND APPROVALS....................................................................................20
   5.7 COUNSEL OPINION...........................................................................................20
   5.8 OTHER AGREEMENTS EXECUTED.................................................................................20
   5.9 RELEASE OF LIENS..........................................................................................20
   5.10 CLOSING DATE FINANCIAL CERTIFICATE.......................................................................20
   5.11 CORPORATE DOCUMENTS......................................................................................20
   5.12 INSTRUMENTS OF CONVEYANCE................................................................................20
   5.13 FORMATION OF NEWCO.......................................................................................21
   5.14 INVESTOR LETTER AND FINANCIAL DATA SHEET.................................................................21
   5.15 TERMINATION OF CORPORATION PLANS.........................................................................21
   5.16 RESIGNATIONS.............................................................................................21

SECTION 6. CONDITIONS TO OBLIGATION OF SELLER AND THE CORPORATIONS...............................................21

   6.1 REPRESENTATIONS AND WARRANTIES TRUE.......................................................................21
   6.2 COVENANTS.................................................................................................21
   6.3 NO SUIT OR PROCEEDING.....................................................................................21
   6.4 CERTIFICATE...............................................................................................21
   6.5 GOVERNMENT APPROVALS......................................................................................21
   6.7 OTHER AGREEMENTS EXECUTED.................................................................................21
   6.8 PURCHASE PRICE............................................................................................22

SECTION 7. CERTAIN ADDITIONAL COVENANTS..........................................................................22

   7.1 CONDUCT OF PRACTICE PRIOR TO CLOSING......................................................................22
   7.2 FUNDING OF ACCRUED EMPLOYEE BENEFITS......................................................................22
   7.3 CREDITOR'S CLAIMS.........................................................................................23
   7.4 COVENANT NOT TO COMPETE...................................................................................23
   7.5 CONFIDENTIALITY...........................................................................................24
   7.6 PREPARATION OF TAX RETURNS AND PAYMENT OF TAXES...........................................................24
   7.7 SHORTFALL IN COLLECTIONS OF ACCOUNTS......................................................................24
   7.8 TERMINATION OF CORPORATION PLANS..........................................................................24



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
   7.9 AMOUNTS OWED TO SELLERS...................................................................................24

SECTION 8. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION..................................................................................................25

   8.1 NATURE AND SURVIVAL.......................................................................................25
   8.2 INDEMNIFICATION BY SFO AND PARENT.........................................................................25
   8.3 INDEMNIFICATION BY SELLERS AND THE ASSOCIATIONS...........................................................25
   8.4 INDEMNIFICATION PROCEDURE.................................................................................26
   8.5 LIMITATIONS UPON OBLIGATIONS..............................................................................26
   8.6 RIGHT TO OFFSET...........................................................................................27

SECTION 9. TERMINATION...........................................................................................27

   9.1 RIGHT TO TERMINATE........................................................................................27
   9.2 EFFECT OF TERMINATION.....................................................................................28

SECTION 10. MISCELLANEOUS........................................................................................28

   10.1 NOTICES..................................................................................................28
   10.2 FURTHER ASSURANCES.......................................................................................29
   10.3 PUBLIC DISCLOSURES.......................................................................................29
   10.4 GOVERNING LAW............................................................................................29
   10.5 INCLUDING................................................................................................29
   10.6 KNOWLEDGE................................................................................................30
   10.7 MATERIAL.................................................................................................30
   10.8 MATERIAL ADVERSE CHANGE OR MATERIAL ADVERSE EFFECT.......................................................30
   10.9 HAZARDOUS MATERIALS......................................................................................30
   10.10 ENVIRONMENTAL LAWS......................................................................................30
   10.11 APPOINTMENT OF ATTORNEY-IN-FACT.........................................................................30
   10.12 CAPTIONS................................................................................................31
   10.13 INTEGRATION OF EXHIBITS.................................................................................31
   10.14 ENTIRE AGREEMENT........................................................................................31
   10.15 COUNTERPARTS............................................................................................31
   10.16 BINDING EFFECT..........................................................................................31
   10.17 NO RULE OF CONSTRUCTION.................................................................................31
   10.18 COSTS OF ENFORCEMENT. IN................................................................................31
   10.19 TRANSFER OF ASSETS; ASSIGNMENT..........................................................................32

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of October 31, 1997, by and among SOUTH FLORIDA OTOLARYNGOLOGY, INC., a Delaware corporation ("SFO"); PHYSICIANS' SPECIALTY CORP., ("PARENT"); ASSOCIATION A, INC. (formerly known as Ear, Nose & Throat Associates of Florida, Hahn, P.A. and hereinafter referred to as "Corporation A"), ASSOCIATION B, INC. (formerly known as Brian C. Mitchell, M.D., P.A. and hereinafter referred to as "Corporation B"), ASSOCIATION C, INC. (formerly known as Dorothy L. Mellon, M.D., P.A.. and hereinafter referred to as "Corporation C"), ASSOCIATION D, INC. (formerly known as Mark H. Widick, M.D., P.A. and hereinafter referred to as "Corporation D"), ASSOCIATION E, INC. (formerly known as Nathan E. Nachlas, M.D., P.A. and hereinafter referred to as "Corporation E"), ASSOCIATION F, INC. ( formerly known as Drs. McClerkin and Flintoff, P.A. and hereinafter referred to as "Corporation F") (collectively, the "Corporations"); and MARTHA HAHN-FOURNIER, M.D., BRIAN C. MITCHELL, M.D., DOROTHY L. MELLON, M.D., MARK H. WIDICK, M.D., NATHAN E. NACHLAS, M.D., WILLIAM W. MCCLERKIN, M.D., AND W. MARK FLINTOFF, M.D., all of whom are residents of Florida (jointly and severally the "Sellers").


                              W I T N E S S E T H:


         WHEREAS, the Corporations operate medical practices which provide otolaryngology and other medical and surgical services from offices located in Pompano and Boca Raton, Florida (the "Practices");

         WHEREAS, Martha Hahn-Fournier, M.D. ("Hahn-Fournier"), is the sole shareholder of Corporation A;

         WHEREAS, Brian C. Mitchell, M.D. ("Mitchell"), is the sole shareholder of Corporation B;

         WHEREAS, Dorothy L. Mellon, M.D. ("Mellon") is the sole shareholder of Corporation C;

         WHEREAS, Mark H. Widick, M.D. ("Widick") is the sole shareholder of Corporation D;

         WHEREAS, Nathan E. Nachlas, M.D. ("Nachlas") is the sole shareholder of Corporation E;

         WHEREAS, William W. McClerkin, M.D. ("McClerkin") and W. Mark Flintoff, M.D. ("Flintoff") each own fifty percent (50%) of the issued and outstanding shares of capital stock of Corporation F;


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         WHEREAS, Parent through its wholly-owned subsidiaries is engaged in the business of acquiring and managing medical practices;

         WHEREAS, SFO is a wholly-owned subsidiary of Parent;

         WHEREAS, each of the Sellers wishes to convey to SFO, and SFO wishes to acquire from each of the Sellers all of the issued and outstanding shares of capital stock of each of the Corporations (the "Shares"), subject to certain liabilities set forth herein, all upon the terms and subject to the conditions set forth herein.

         NOW THEREFORE, in consideration of the premises, the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:


SECTION 1. TERMS OF THE SALE AND PURCHASE OF THE STOCK. The sale of the Shares and the purchase thereof by SFO shall be made at the Closing (as defined in Section 1.12) based on the respective representations, warranties and agreements of the parties hereto and subject to the terms and conditions herein stated.

         1.1 PURCHASE AND SALE OF THE SHARES At the closing, Sellers shall sell all the Shares to SFO, and SFO shall purchase the Shares from the appropriate Seller or Sellers, for the base purchase prices set forth in Exhibit 1.2 ( with respect to each Seller, his or her "Base Purchase Price" and collectively "Base Purchase Prices") and subject to all other terms and conditions set forth in this Agreement, including but not limited to, the transfer of the Shares to SFO free and clear of all liabilities, liens, mortgages, encumbrances, debts, obligations and security or other third-party interests of whatever nature.

         1.2 BASE PURCHASE PRICES As consideration for the sale of the Shares to SFO by the appropriate Seller, SFO shall provide the appropriate Seller with consideration in the form of cash and a non-negotiable convertible note as set forth in Exhibit 1.2. The non-negotiable convertible notes to be issued to each Seller are in substantially the same forms as attached hereto as Exhibits 1.2A through 1.2G.

         1.3 CONTINGENT CONSIDERATION. Sellers shall receive additional consideration if the number of Parent affiliated full-time equivalent ("FTE") physicians (practicing in Palm Beach County or within a ten (10) mile radius of any of Broward County office of Ear, Nose & Throat Associates of South Florida, P.A.) exceeds stipulated benchmarks ("Contingent Consideration"). SFO's obligation to pay this Contingent Consideration is set forth in a contingent promissory note payable collectively to Sellers in the amount of $2,250,000 (the "Contingent Promissory Note"). The Contingent Promissory Note to be issued to Sellers is in substantially the same form as attached hereto as Exhibit 1.3.

         1.4 STOCK OPTIONS. Sellers shall receive stock option grants pursuant to the Parent Health Care Professionals Stock Option Plan upon affiliation (with Parent within twenty-four (24)

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


months following the Closing) by Florida based physicians who (1) are members of the Florida ENT Independent Practice Association ("IPA") organized by Nachlas and (2) have not entered into a Confidentiality Agreement with Parent on or before Closing ("Parent Sourced Physicians"). A list of the IPA member physicians and Parent Sourced Physicians is set forth in Exhibit 1.4. Options will be granted to Sellers based upon the following scale:



ANNUAL AGGREGATE PRACTICE REVENUES
     DERIVED BY AFFILIATED IPA
   MEMBER PRACTICES JOINING PARENT*         PARENT STOCK OPTIONS GRANTED
----------------------------------          ----------------------------
$1.0 million - $5.0 million                 2,500 shares per $1.0 million collections
$5.0 million - $10.0- million               5,000 shares per $1.0 million collections
$10.0 million +                             7,500 shares per $1.0 million collections

*The annual aggregate practice revenues derived by IPA member practices relate to the twelve (12) month period prior to affiliation with Parent.

         1.5 NON-ASSUMPTION OF LIABILITIES SFO is not assuming any liabilities under this Agreement.

         1.6 EMPLOYMENT ARRANGEMENTS

                  (a) Following the Closing, all Sellers shall enter into full-time employment agreements with Ear, Nose & Throat Associates of South Florida, P.A. ("NewCo").

                  (b) As of the Closing Date, the Corporations will: (i) terminate any employment agreements with all physicians, including Sellers, and all other employees; (ii) terminate all Corporation Plans, such termination to be effected in accordance with and to the extent permitted by applicable provisions of the Internal Revenue Code of 1986, as amended, (the "Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable laws, rules, governmental orders, statutes, decrees, and regulations ("Laws") and (iii) cause the Corporation Plans to make timely and appropriate distributions, to the extent required, to such employees in accordance with, and to the extent permitted by the terms and conditions of such Corporation Plans, ERISA, and the Code. Sellers or Corporations will provide to SFO such copies of documents and other information related to the termination of such employees' participation in the Corporations Plans as SFO may request.

         1.7 MANAGEMENT SERVICES AGREEMENT. At Closing, NewCo shall execute and deliver a Management Services Agreement substantially in the same form as attached hereto as Exhibit 1.7, pursuant to which PSC Management Corp., a wholly-owned subsidiary of Parent, will provide management services to NewCo from and after the Closing Date (the "Management Services Agreement").

         1.8 CORPORATIONS FINANCIAL INFORMATION. The agreement between the parties evidenced by this Agreement has been reached based on financial information about the

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individual Corporations and the Practices as of September 30, 1997, all provided to SFO by Sellers. The unaudited balance sheets of all of the individual Corporations as of September 30, 1997 ("Balance Sheet Date"), are attached hereto as Exhibits 1.8A through 1.8F and are collectively referred to herein as "Balance Sheets".

         1.9 EACH PARTY TO BEAR COSTS. Each of the parties to this Agreement shall pay all of the costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, except as otherwise provided herein. Without limiting the generality of the foregoing, and whether or not such liabilities may be deemed to have been incurred in the ordinary course of business, neither party shall be liable for or required to pay, either directly or indirectly, any of the following liabilities or expenses incurred by the other party: (a) fees and expenses of any person for services as a finder, or for fees and expenses of any persons for financial services rendered to such other party in connection with negotiating and closing the sale contemplated by this Agreement; (b) fees and expenses of legal counsel retained by such other party for services rendered to such party in connection with negotiating and closing the sale contemplated by this Agreement; (c) fees and expenses of any auditors and accountants retained by such other party for services rendered to such party in connection with negotiating and closing the sale contemplated by this Agreement; (d) state and federal income taxes or other similar charges on income incurred by such other party on any gain from the purchase and sale of the Shares hereunder; and (e) expenses and fees relating to feasibility studies, appraisals and similar valuation services performed on behalf of such other party in connection with the transactions contemplated hereby.

         1.10 ASSIGNMENT OF CONTRACTS AND ASSETS; CONSENTS. Nothing in this Agreement or delivered pursuant to this Agreement shall be construed as an attempt to agree to assign any contract, certificate, license or other asset which is in law or by agreement nonassignable without the consent of the other party or parties thereto, or of any governmental authority, as the case may be, unless such consent shall be given. Sellers will use their reasonable good faith efforts to obtain all such necessary consents of the parties to any such contracts prior to the Closing. In order, however, that the full value of every such contract, certificate, license or other asset and all claims and demands in such contracts may be realized, Sellers hereby covenant to SFO and Parent that Sellers, or their agents, will, at the request and expense and under the direction of SFO, in the individual names of Sellers or otherwise, as SFO shall specify and as shall be permitted by law, take all such reasonable actions and do or cause to be done all such reasonable things as shall, in the opinion of SFO, be necessary or proper (a) in order that the rights and obligations of Sellers under such contracts, certificates, licenses and other assets shall be preserved, and (b) for, and to facilitate, from and after the Closing, the collection of the moneys due and payable, and to become due and payable, to Sellers in and under every such contract and in respect of every such claim and demand, from and after the Closing, and Seller shall hold the same for the benefit of, and shall pay the same over to, SFO.

         1.11 COOPERATION WITH REGULATORY APPROVALS. Sellers shall cooperate with and assist SFO, as SFO shall reasonably request, in obtaining the approval of all regulatory agencies and officials whose approval is required for the transfer of all licenses and other regulatory approvals required to enable SFO to acquire the Shares and operate the Business.

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

         1.12 IRREVOCABLE GUARANTY BY PARENT. To induce Sellers to execute and deliver this Agreement, Parent hereby unconditionally and irrevocably guarantees the Sellers the full, prompt and faithful performance by SFO of all covenants and obligations to be performed by SFO under this Agreement, including, but not limited to, the payment of all sums by SFO pursuant to this Agreement and SFO's obligation to indemnify the Sellers pursuant to Section 8.2. This guaranty shall be a guaranty of payment, not merely collection, and shall be unaffected by any subsequent modification or amendment of this Agreement whether or not Parent has knowledge of or consented to such modification or amendment. In the event that SFO fails to fully perform all such covenants and obligations in accordance with their terms or pay all or any part of such sums or deliver all or any part of such property when due, Parent will perform all such covenants and obligations in accordance with their terms or immediately pay or deliver to Sellers (or such other payee or transferee as may be provided in any such agreement) the amount due and unpaid, as the case may be, by SFO. In the event of bankruptcy, termination, liquidation or dissolution of SFO, this unconditional guaranty shall continue in full force and effect. In the event of any extension of time for payment or performance or other modification of any guaranteed obligation or covenant, or any waiver thereof or other compromise or indulgence with respect thereto or any release or impairment of any security for any such obligation or covenant, or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor, no notice to, or consent of, Parent shall be required.

         1.13 CLOSING

                  (a) Closing. Subject to the fulfillment of the conditions precedent specified in Sections 5 and 6, the transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be effective as of October 31, 1997, at the offices of Moore & Menkhaus, P.A., 4800 North Federal Highway, Suite 210-A, Boca Raton, Florida 33431, or at such other location, as is mutually agreed upon by the Parties. The date on which the Closing occurs or is effective shall be referred to as the "Closing Date."

                  (b) Documents to be Delivered by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to SFO the following:

                           (i) The certificates representing all of the shares of each of the Corporations, duly endorsed for transfer or accompanied by duly executed stock powers, with the signatures of Sellers guaranteed;

                           (ii) The certificate required to be delivered pursuant to Section 5.5;

                           (iii) The legal opinion required to be delivered
                  pursuant to Section 5.7 of this Agreement;

                           (iv) The other agreements, documents and instruments required by Sections 5.8 through 5.14;

                           (v) Articles of Amendment to the Articles of Incorporation of each professional association converting each professional association into a corporation and all resolutions of each professional association authorizing same;

                           (vi) Insurance policies providing professional liability coverage for NewCo and all Sellers in amounts of not less than $ 500,000 per occurrence and $ 1,500,000 aggregate on a claims made basis and prior acts coverage ("tail coverage") for all Corporations and Sellers providing continuity of coverage until the expiration of the applicable statute of limitations;

                           (vii) Sufficient documentation evidencing that the Corporation Plans have been terminated in accordance with
                  Section 1.6;

                           (viii) Resignations of the officers and directors of
                  each of the Corporations in accordance with Section 5.16; and

                           (ix) Any other documentation required to be delivered under this Agreement or otherwise requested to be delivered by SFO that is necessary or appropriate to consummate the transaction.

                  (c) Documents and Other Items to be Delivered by SFO. At the Closing, SFO shall deliver to Sellers the following:

                           (i) The cash portion of the Base Purchase Prices pursuant to Section 1.2;

                           (ii)  The Convertible Notes payable to the
                  appropriate Sellers pursuant to Section 1.2;

                           (iii) The Contingent Promissory Note payable
                  collectively to Sellers pursuant to Section 1.3;

                           (iv) The certificate required to be delivered pursuant to Sections 6.4 of this Agreement;

                           (v) The legal opinion required to be delivered pursuant to Section 6.6 of this Agreement;

                           (vi) The other agreements, documents and instruments required by Section 6.7, and 6.9;

                           (vii) Any other documentation required to be
                  delivered under this Agreement or otherwise reasonably requested to be delivered by Sellers that is necessary or appropriate to consummate the transaction.

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE CORPORATIONS

                  The Sellers and the Corporations jointly and severally represent and warrant to SFO and Parent as follows:

         2.1 OWNERSHIP OF SHARES. Sellers are the record and beneficial owners of the Shares, free and clear of all liens, claims, and encumbrances. Schedule
2.1 sets forth a true and accurate list of the names and addresses of all Sellers, together with the number of shares that each Seller owns in the individual Corporations. The Shares constitute all of the issued and outstanding capital stock of the individual Corporations. Upon delivery to SFO at closing of the certificates representing the Shares, duly endorsed by the appropriate Seller for transfer to SFO, SFO shall be the lawful owner of the Shares, free and clear of all liens, security interests, claims or encumbrances. There are no shareholders agreements, voting trusts, agreements, or proxies with respect to the Shares.

         2.2 ORGANIZATION. Each Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified to transact business and is in good standing in all states in which the failure to so qualify would have a Material Adverse Effect on the Corporation. No Corporation owns, leases or operates real property, maintains an office or employees or otherwise transacts business in any state other than Florida. Each Corporation has the corporate power and authority to own, lease and operate its assets, property and business and to carry on its business as such business now is being conducted. Each Corporation has delivered to Parent and SFO certified copies of its articles/certificate of incorporation and bylaws, and all amendments thereto, all of which are true, correct and complete.


         2.3 POWER AND AUTHORITY FOR TRANSACTIONS.

                  (a) Sellers and the Corporations have the power to execute, deliver and perform their obligations under this Agreement and all agreements and other documents executed and delivered by them pursuant to this Agreement, and have taken all action required by law, the Articles of Incorporation and Bylaws of each Corporation or otherwise, to authorize the execution and delivery of and the performance of this Agreement and such related documents. The execution and delivery of this Agreement, and the agreements related hereto executed and delivered pursuant to this Agreement, do not, and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of any Corporation or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which an individual Corporation is a party or by which an individual Corporation is bound, or violate any material restrictions of any kind to which an individual Corporation is subject which could have a Material Adverse Effect.

                  (b) The execution and delivery of this Agreement, and the agreements related hereto executed and delivered pursuant to this Agreement, do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which any Seller is a party or by which any Seller is bound, or violate any material restrictions of any kind to which any Seller is subject and which could have a Material Adverse Effect.

                  (c) This Agreement has been duly and validly executed and delivered by Sellers and the Corporations and constitutes the valid and binding agreement of Sellers and each of the Corporations enforceable against each of them in accordance with its terms, and each other agreement to be executed and delivered at the Closing by Sellers and/or the Corporations will upon such execution and delivery constitute the valid and binding agreement of Sellers and/or the Corporations enforceable against Sellers and/or the Corporations in accordance with its terms.

         2.4 PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS. (a) All material building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other material governmental authorizations and approvals necessary for the conduct of the Practices, or waivers thereof, have been duly obtained and are in full force and effect. There are no proceedings pending or, to the knowledge of Sellers and Corporations, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any thereof. Any and all past litigation concerning such building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals, and all claims and causes of action raised therein, have been finally adjudicated.

         (b) Approvals. Each Seller holds in full force and effect all approvals, authorizations, licenses, and certifications required by law (the "Approvals") to practice medicine. Evidence of such Approvals has been delivered to SFO and Parent. There has been no lapse, revocation, or suspension of any Approval, or any formal allegation (including any complaint, indictment or initiation of proceedings) made before a court of law, licensing or regulatory authority, professional organization, or the medical staff or committee of a hospital, regarding any Seller's practice or fitness to practice medicine, including any allegation of the following: alcohol abuse, a violation of any law or regulation relating to controlled substances, professional malpractice or misconduct, improper billing practices, or a crime involving moral turpitude. The foregoing does not include any action taken as a result of failure to timely complete medical records.

         (c) Provider Numbers. Each Seller holds a valid Medicare provider number and valid uniform physician identification numbers. Evidence of such numbers has been delivered to SFO and Parent.

         (d) Board Certification. Each Seller is certified by the American Board of Otolaryngology and evidence of such board certification(s) has been delivered to SFO and Parent.

         (e) No Conviction. No Seller has ever been convicted of a criminal offense relating to the Medicare or any federally-funded state health care program. For purposes of this Agreement, the term conviction includes the entry of a plea of guilty or no contendere and participation in a first offender, deferred adjudication, or other arrangement or program whereby a judgment of conviction has been withheld.

         2.5 SUBSIDIARIES AND AFFILIATES. The Corporations do not have any subsidiaries or Affiliates.

         2.6 OUTSTANDING CAPITAL STOCK. The Corporations are authorized to issue the number of shares of common stock, at the par values which are set forth in
Schedule 2.6. As of the date of this Agreement, the Shares listed in Schedule
2.6 are the only shares issued and outstanding. No other class of capital stock of any Corporation is authorized or outstanding. All of the Shares of each Corporation are duly authorized, validly issued, fully paid and nonassessable.

         2.7 OPTIONS, WARRANTS AND OTHER RIGHTS. There are, and on the Closing Date there shall be, no authorized or outstanding options, warrants, convertible securities, subscriptions or other agreements or rights of any nature (other than pursuant to this Agreement) under which any Corporation may be obligated to issue or transfer any shares of its capital stock.

         2.8 FINANCIAL INFORMATION. Sellers have heretofore furnished Parent and SFO with copies of financial information about each Corporation for the periods ending December 31, 1996, 1995 and 1994, as set forth in Exhibits 2.8A through 2.8F attached hereto, including, but not limited to, the Balance Sheets. All such financial statements have been prepared on the cash basis of accounting consistently followed throughout the periods indicated, reflect all assets and monetary liabilities of the Corporations as of their respective dates, and present fairly the cash basis financial position of each Corporation as of such dates and the results of operations for the period or periods reflected therein.

         2.9 NO UNDISCLOSED LIABILITIES. Except as set forth in Exhibits 2.9A through 2.9F, the Corporations did not have, as of the Balance Sheet Date, and have not incurred since that date, any, known or unknown, uninsured liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due which have not been satisfied prior to the Closing Date.

         2.10 LEASES. Exhibits 2.10A through 2.10F attached hereto set forth lists of all leases, if any, pursuant to which the Corporations lease, as lessor or lessee, real or personal property used in operating the Business or otherwise. Except as indicated on Exhibits 2.10A through 2.10F, all such leases are valid and effective in accordance with their respective terms, and there is not under any such lease any existing default by any Corporation, as lessor or lessee, or any condition or event of which an Corporation or any Seller has knowledge which with notice or lapse of time, or both, would constitute a default, in respect of which the Corporation has not taken adequate steps to cure such default or to prevent a default from occurring.

         2.11 PERSONAL PROPERTY. Each Corporation owns all of the personal property reflected on its Balance Sheet, including, but not limited to, all items of personal property identified on Exhibits 2.11A through 2.11F attached hereto, free and clear of any liens, claims, charges, exceptions or encumbrances, except for those set forth in Exhibits 2.11A through 2.11F attached hereto.

         2.12 INVENTORIES. The items of each Corporation's inventory have been acquired in the ordinary course of business and maintained at levels consistent with past practices and are in all material respects adequate for the reasonable requirements of the Practices.

         2.13 PRINCIPAL PLACE OF BUSINESS. The principal places of business of the Corporations are, and have been for the previous five (5) years, at those addresses in those counties listed in Exhibits 2.13A through 2.13F.

         2.14 LOCATION OF ASSETS. Except as indicated in Exhibits 2.14A through 2.14F, all of the Corporations' assets are located in those counties listed in Exhibits 2.13A through 2.13F.

         2.15 INTELLECTUAL PROPERTY RIGHTS. Except as set forth in Exhibits 2.15A through 2.15F attached hereto, no Corporation has right, title or interest in or to patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets. Except for off-the-shelf software licenses, No Corporation is a licensee in respect of any patents, trademarks, service marks, trade names, copyrights or applications therefor, or manufacturing processes, formulas or trade secrets. Each Corporation owns and possesses adequate licenses or other rights to use all such patents, trademarks, service marks, trade names, copyrights, manufacturing processes, inventions, specialized treatment protocols, formulas and trade secrets necessary to conduct its business as now operated. No claim is pending or has been made to the effect that the present or past operations of any Corporation infringe upon or conflict with the asserted rights of others to such patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets.

         2.16 DIRECTORS AND OFFICERS; PAYROLL INFORMATION. Set forth on Exhibits 2.16A through 2.16F attached hereto are a true and complete lists, as of the date of this Agreement, of: (a) the name of each Director and officer of each Corporation; and (b) the most recent payroll report of each Corporation, showing all current employees of each Corporation and their current levels of compensation other than bonuses and other extraordinary compensation.

         2.17 LEGAL PROCEEDINGS. Except as set forth in Exhibits 2.17A through 2.17F attached hereto, neither any Corporation nor any Seller has knowledge of any pending or threatened litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting any Corporation, any Seller, the Practice, the Shares or the transactions contemplated by this Agreement, including, but not limited to, claims for medical malpractice or negligence, and, to the knowledge of Sellers and the Corporations, no basis for any such action exists, nor is there any legal impediment of which Sellers or the Corporations have knowledge to the continued operation of the Practice in the ordinary course.

         2.18 CONTRACTS. To the best of their knowledge, the Corporations have delivered to Parent and SFO true copies of all written, and disclosed to Parent and SFO all Material oral, outstanding contracts, obligations and commitments of each Corporation and each Seller entered into in connection with its Practice, all of which are listed or incorporated by reference on Exhibits 2.10A through 2.10F (in the case of leases) and Exhibits 2.18A through 2.18F (in the case of managed care contracts, third party payor contracts and contracts other than leases) attached hereto. Except as otherwise indicated on such Exhibits, all of such contracts, obligations and commitments are valid, binding and enforceable against the Corporation in accordance with their terms and are in full force and effect, subject to limitations on enforceability imposed by, bankruptcy, moratorium, creditors' rights or similar laws. Except as set forth or incorporated by reference on such Exhibits, to each Seller's and each Corporation's knowledge no default or alleged default by any Seller or any Corporation exists thereunder. Except as listed or incorporated by reference on Exhibits 2.10A through 2.10F and Exhibit 2.18A through 2.18F, neither any Corporation nor any Seller is a party to any Material written or oral agreement, contract, lease or plan of a type described as follows:

                           (c) Contract related to the assets, not made in the
ordinary course of business, other than this Agreement.

                           (d) Employment contract which is not terminable
without cost or other liability to any Corporation, or any successors or assigns thereof, upon notice of 30 days or less.

                           (e) Contract with any labor union.

                           (f) Bonus, pension, profit-sharing, retirement, stock
acquisition, hospitalization, insurance or similar plan providing for employee benefits.

                           (g) Lease with respect to any property, real or
personal, whether as lessor or lessee.

                           (h) Contract for the future acquisition of materials,
supplies or equipment (i) which is in excess of the requirements of the Practice now booked or for normal operating inventories, or (ii) which is not terminable without material cost or liability to any Corporation, or any successors or assigns thereof, upon notice of 30 days or less.

                           (i) Insurance contract.

                           (j) Contract continuing for a period of more than six
months from the Closing Date.

                           (k) Loan agreement or other contract for money
borrowed.

         2.19 SUBSEQUENT EVENTS. Except as set forth on Exhibits 2.19A through 2.19F attached hereto, no Corporation has, since the date of the Balance Sheet:

                           (a) Incurred any material uninsured obligation or
liability (absolute, accrued, contingent or otherwise), or any material adverse change except in connection with the performance of this Agreement, other than in the ordinary course of business.

                           (b) Discharged or satisfied any material lien or
encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the Balance Sheets or (ii) liabilities incurred since the date of the Balance Sheets in the ordinary course of business.

                           (c) Increased or established any reserve for taxes or
any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of any Corporation.

                           (d) Mortgaged, pledged or subjected to any lien,
charge or other encumbrance any of the Shares.

                           (e) Sold or transferred any of the Shares.

                           (f) canceled any debts or claims or waived any
rights, except in the ordinary course of business.

                           (g) Granted any general or uniform increase in the
rates of pay of employees or any substantial increase in salary payable or to become payable by any Corporation to any of its officers or employees, consultants or agents (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased the compensation of any of its officers, employees, consultant or agents.

                           (h) Authorized any capital expenditures in excess of
$1,000.00.

                           (i) Except for this Agreement and any other agreement
executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

                           (j) Issued any stock, bonds or other securities.

                           (k) Experienced damage, destruction or loss (whether
or not covered by insurance) materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change in its financial condition, assets, liabilities or business.

                           (l) Paid bonuses, distributions, or advanced loans to
any Seller or other employee outside of the ordinary course of business consistent with past practices of each Corporation

         2.20 ACCOUNTS RECEIVABLE. Exhibits 2.20A through 2.20F reflect the amount of each Corporation's accounts receivable as of the date of the Balance Sheet, net of allowances for uncollectible and doubtful accounts. Each Corporation maintains its accounting records in sufficient detail to substantiate the accounts receivable reflected on Exhibits 2.20A through 2.20F and has given and will give to Parent and SFO full and complete access to those records, including the right to make copies therefrom. Since the date of the Balance Sheets, no Corporation has changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. To the best of the knowledge of the Sellers and the Corporations, each Corporation is in substantial compliance with the terms and conditions of such third-party payor arrangements, and to each Seller's and each Corporation's knowledge the reserves established by each Corporation are adequate to cover any liability resulting from lack of compliance. The net realizable value of the Corporations' accounts receivable (determined in accordance with generally accepted accounting principles and net of contractual allowances and allowances for uncollected or doubtful amounts) as of the Closing Date shall be at least $500,000 (the "Closing Account Receivable"), and Corporations' annualized 1997 collections shall equal or exceed $5,000,000.

         2.21 TAX RETURNS. The Corporations have filed all tax returns required to be filed by them, and made all payments required to be made by them, with respect to income taxes, real property taxes, sales taxes, use taxes, employment taxes and similar taxes due and payable on or before the date of this Agreement. The Corporations have no tax liability, except for taxes being contested in good faith, as set forth on Exhibit 2.21, and sales, use, employment and similar taxes for periods as to which such taxes have not yet become due and payable. True and correct copies of the Corporations' 1996, 1995 and 1994 federal and state income tax returns have been attached hereto in Exhibit 2.21A through 2.21F.

         2.22 COMMISSIONS AND FEES. There are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against SFO or Parent resulting from any action taken by any Corporation or any Seller or its respective agents or employees, or any of them.

         2.23 MATERIAL LIABILITIES. Except as set forth on Exhibits 2.23A through 2.23F, no Seller or Corporation knows, or has reasonable grounds to know, of any basis for the assertion against any Corporation as of the Balance Sheet Date, of any material claim or liability of any nature in any amount not fully reflected or reserved against on the Balance Sheets, or of any material uninsured claim or liability of any nature arising since that date which would have a Material Adverse Effect other than those incurred in the ordinary course of business or contemplated by this Agreement.

         2.24 INSURANCE POLICIES. Each Seller or Corporation maintains policies of comprehensive general liability and professional liability insurance in amounts of not less than $500,000 per occurrence and $1,500,000 aggregate on a claims made basis and property damage insurance on the assets of each Corporation. Valid policies in such amounts are outstanding and duly in force and will remain duly in force through the Closing Date. All such policies are described in Exhibits 2.24A through 2.24F attached hereto.

         2.25 EMPLOYEE BENEFIT PLANS. Except as set forth on Exhibit 2.25A through 2.25F attached hereto, no Corporation has established, or maintains, or is obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit sharing, retirement or other plan, program or arrangement; or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans listed on Exhibits 2.25A through 2.25F (individually "Corporation Plan," and collectively "Corporation Plans") have been (i) furnished to Parent along with a copy of each material document prepared in connection with such Corporation Plans and (ii) operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, and any other applicable law including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. To the best of their knowledge, no act or failure to act by any Corporation has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Corporation Plans. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Corporation Plans. No Corporation has previously made, is currently making, and is obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. None of the Corporation Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates any Corporation to pay such benefits solely as a result of any transaction contemplated by this Agreement, or as a result of a "change of control" within the meaning of Section 280G of the Code. None of the Corporation Plans provides for or promises retiree, medical, disability or life insurance benefits to any current or former employee of any Corporation. Each Corporation Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and no fact or event has occurred since the date of such determination letter to adversely affect the qualified status of any such Corporation Plan.

         2.26 COMPLIANCE WITH LAWS IN GENERAL. No Seller or any Corporation has knowledge of material violations of any federal, state and local laws, regulations and ordinances relating to the Shares or the operations of the Practice, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by any Seller or any Corporation.

         2.27 FRAUD AND ABUSE. Sellers and the Corporations and all persons and entities providing professional services for the Practice have not, to the knowledge of Sellers and the Corporations, engaged in any activities which are prohibited under Section 1320a-7b of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representations of a material fact for use in determining rights to any benefit or payment; (c) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, lease or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid; (e) engaging in any activity which is a basis for exclusion from the Medicare, Medicaid and other federally-funded programs under Section 1320a-7a of Title 42 of the United States Code; (f) any violation of the Medicare or Medicaid requirements, including and fraud and abuse provisions, except where such circumstances would not have a Material Adverse Effect.

         2.28 MEDICARE, MEDICAID, AND OTHER THIRD-PARTY PAYOR PAYMENT LIABILITIES. Except as described in Exhibits 2.28A through 2.28F, neither any Seller nor any Corporation has, and as of the Closing Date, will have, any liabilities to any third party fiscal intermediary or carrier administering any state Medicaid program or the federal Medicare program, or to any other third party payor for the recoupment of any amounts previously paid to any Corporation (or any predecessor corporation) or any Seller by any such third-party fiscal intermediary, carrier, Medicaid program, Medicare program, or third party payor. There are no pending or, to their knowledge threatened, actions by any third party fiscal intermediary or carrier administering any state Medicaid or the federal Medicare program, by the Department of Health and Human Services, any state Medicaid agency, or any third party payor to suspend payments to any Corporation or any Seller.

         2.29 BILLING PRACTICES AND REFERRAL SOURCES. (a) Billing Practices Generally. All billing practices by each Corporation and each Seller to all third party payors, including, but not limited to, the federal Medicare program, state Medicaid programs and private insurance companies, have been true, fair and correct and in compliance with all applicable laws, regulations and policies of all such third party payors, and no Corporation nor any Seller has billed for or received any payment or reimbursement in excess amounts allowed by law.

                  (b) Gratuitous Payments. No Corporation nor any shareholder, director, or officer of such Corporation, nor to such Corporation's knowledge any employee or agent acting on behalf of or for the benefit of such Corporation or any Seller, has directly or indirectly (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present patients, past or present suppliers, contractors or third party payors of any Corporation in order to obtain business or payments from such persons, other than entertainment activities in the ordinary and lawful course of business; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, patient or potential patient, supplier or potential supplier, contractors, third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary and lawful course of business; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction (foreign or domestic) under which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason or
(v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

                  (c) Transactions with Referral Sources. Except for lease agreements with Dermatology Associates, MSG Partners, Ltd., and Michael Schwartz, M.D., no Seller or any Corporation, director, or officer thereof, nor to any Corporation's knowledge any employee of any Corporation, is a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with any physician, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for Corporation or any Seller to provide services, lease space, lease equipment or engage in any other venture activity.

         2.30 PHYSICIAN SELF-REFERRALS. No Corporation nor Seller has submitted any claims in connection with any referrals which violated any applicable self-referral law, including the Stark Law (42 U.S.C. ss. 1395nn) or any applicable state self-referral law as those laws are currently interpreted.

         2.31 NO UNTRUE REPRESENTATIONS. To the knowledge of the Corporations and Sellers, no representation or warranty by any Corporation or any Seller in this Agreement, and no Exhibit or certificate issued by officers or Directors of any Corporation and furnished or to be furnished to SFO or Parent pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

All information and information provided by the Corporations or the Sellers for valuation of the Practice by SFO and Parent is true, accurate and complete in all material respects.

         2.32 CASH ON HAND AT CLOSING. The Corporations collectively shall have at least $335,000 in cash on hand at closing.

         2.33 CASH RECEIPTS ASSOCIATED WITH OUTSIDE ENGAGEMENTS. Cash receipts associated with the outside engagements of each Seller (as referred to on Part Four of Exhibit A to Seller's Employment Agreement dated the 31st day of October, 1997 by and between the Seller and NewCo) have not been included in the 1994, 1995, 1996 or 1997 books and records of the Corporations as set forth in Exhibits 2.8A through 2.8F and Exhibits 1.8A through 1.8F.

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF PARENT AND SFO.

             SFO and Parent hereby jointly and severally represent and warrant to Sellers and the Corporation as follows:

         3.1 CORPORATE EXISTENCE; GOOD STANDING; QUALIFICATION. Each of SFO and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of SFO and Parent has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary.

         3.2 POWER AND AUTHORITY. Each of SFO and Parent has corporate power to execute and deliver this Agreement and perform its obligations under this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all actions required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement, and the agreements related hereto executed and delivered pursuant to this Agreement do not and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation or Bylaws of either SFO or Parent or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which SFO or Parent is a party or by which either of them is bound, or violate any restrictions of any kind to which SFO or Parent is subject. The execution and delivery of this Agreement have been approved by the respective Boards of Directors of SFO and Parent.

         3.3 COMMISSIONS AND FEES. There are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against Sellers or Corporations resulting from any action taken by SFO or Parent or their respective officers, Directors or agents, or any of them.

         3.4 LEGAL PROCEEDINGS. Except as disclosed in Exhibit 4.4, there is no material litigation, governmental investigation or other proceeding pending or, so far as is known to Parent threatened against or relating to Parent, its properties or business, or the transaction contemplated by this Agreement and, so far as is known to Parent, no basis for any such action exists.

         3.5 CAPITALIZATION. Parent has an authorized capitalization of 10,000 shares of Preferred Stock, par value $1.00 per share, of which no shares are issued and outstanding, and no shares are held in treasury, and 50,000,000 shares of common stock, par value $.001 per share, of which 6,336,582 shares are issued and outstanding, and no shares are held in treasury. All of the Parent Common Stock to be issued pursuant to this Agreement will, when so delivered, be duly and validly issued and fully paid and nonassessable.

         3.6 PARENT DOCUMENTS. Parent has heretofore furnished Seller with its Prospectus dated March 20, 1997 with respect to the offer and sale of 2,200,000 shares of Parent Common Stock (the "Prospectus"); SEC Forms 10Q of Parent for the quarters ended March 31, 1997 and June 30, 1997; and all press releases issued by Parent after June 30, 1997. To the knowledge of Parent and PSC, no representation or warranty by Parent or PSC contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

SECTION 4.   ACCESS TO INFORMATION AND DOCUMENTS PRIOR TO CLOSING.

         4.1 ACCESS TO CORPORATIONS' INFORMATION. The Sellers and the Corporations shall give to Parent and SFO and its counsel, accountants, engineers and other representatives full access to all the requested properties, documents, contracts, personnel files and other records of each Corporation and the Practice hereunder and shall furnish Parent and SFO with copies of such requested documents and with such information with respect to the affairs of Sellers and the Corporations as Parent and SFO shall from time to time reasonably request. Sellers and the Corporations shall disclose and make available to Parent, SFO, and their representatives all requested books, contracts, accounts, personnel records, letters of intent papers, records, communications with regulatory authorities and other documents relating to the Shares and to the Practices.

         4.2 ACCESS TO INFORMATION OF SFO AND PARENT. Prior to Closing, SFO and Parent shall give to Sellers and the Corporations and their respective counsel, accountants and other representatives such access to the documents, contracts and other records of SFO, Parent and SFO and shall furnish Sellers and the Corporations with copies of such documents and with such information with respect to the affairs of SFO, Parent and SFO as Sellers and SFO shall from time to time reasonably request.

         4.3 RETENTION OF RECORDS. Without cost to the Corporations, SFO shall retain all books and records of the Corporations ("Records") transferred to it pursuant to this Agreement for the greater of four years from the Closing Date or such longer periods of time as required by applicable statutes, rules and regulations. For a period of four years after the Closing Date, and for such longer period as the Records are maintained, each party will, during normal business hours and so as not to unreasonably disrupt normal business, afford any other party, its counsel, its accountants or other parties who have a reasonable need for such access full access (and copying at the expense of the requesting party, if desired) to the books and records in the possession of such party as such other party may reasonably request.

SECTION 5.   CONDITIONS TO OBLIGATION OF PARENT AND SFO TO CLOSE

         The obligation of SFO and Parent to consummate the transactions to be performed by them in connection with this Agreement is subject to satisfaction of the following conditions precedent (any of which may be waived in writing by SFO or Parent):

         5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties set forth in Article 2 shall be true and correct in all material respects as of the date made and at and as of the Closing, except as a result of changes expressly permitted by this Agreement.

         5.2 COVENANTS. The Corporations and all Sellers shall have performed and complied with all of their covenants and agreements in all material respects through the Closing.

         5.3 NO SUIT OR PROCEEDING. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction in which an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely SFO's receipt of the Shares free of all liabilities, liens, mortgages, encumbrances, debts, obligations or other third-party interests of whatever nature (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

         5.4 ABSENCE OF MATERIAL ADVERSE CHANGE.

                           (i) There shall have been no change in the condition
             (financial or otherwise), business, assets, or prospects of any Corporation or the Practices from the Balance Sheet Date which has had or could reasonably be expected to have a Material Adverse Effect on any Corporation, the Practices, or the Shares.

                           (ii) No Corporation has been, and shall not be
             seriously threatened to be materially adversely affected in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by the United States or any other government or government authority, domestic or foreign, riot, act of war, civil disturbance or Act of God.

         5.5 CERTIFICATE. The Sellers shall have delivered to SFO a certificate to the effect that each of the conditions specified in Sections 5.1-5.4 is satisfied in all respects.

         5.6 CONSENTS AND APPROVALS. SFO and Parent shall have received all authorizations, consents, and approvals of third parties and of governments and governmental agencies, if any, that may be required for the purchase of the Shares by SFO.

         5.7 COUNSEL OPINION. Parent and SFO shall have received from counsel to the Sellers and the Corporations an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to Parent and SFO.

         5.8 OTHER AGREEMENTS EXECUTED. Each Seller shall have executed and delivered an Employment Agreement with NewCo in the form required by the Management Services Agreement; NewCo shall have executed and delivered the Management Services Agreement; and the Corporations and the Sellers shall have executed, delivered and consummated the transactions contained in an acquisition agreement regarding the sale of their partnership interests in HMFM Partnership to PSC Management Corp (the "Partnership Acquisition Agreement").

         5.9 RELEASE OF LIENS All liens encumbering the Shares shall be duly released by the secured parties and other lien holders.

         5.10 CLOSING DATE FINANCIAL CERTIFICATE Sellers shall have delivered to SFO closing date financial certificates which shall certify as of the last day of the month prior to the Closing Date an unaudited cash basis balance sheet of each Corporation and for the period ended as of such date a statement of operations of each Corporation, along with a detailed accounts receivable aging analysis of each Corporation as of the close of business on the date prior to Closing. The aggregate net realizable value of all Corporations' accounts receivable at Closing ("Closing Accounts Receivable") shall equal or exceed $500,000, and the Corporations' annualized 1997 collections shall equal or exceed $5,000,000.

         5.11 CORPORATE DOCUMENTS. Each Corporation shall have furnished SFO with copies of the following documents: the Articles of Incorporation and all amendments thereto of each Corporation, duly certified by the Secretary of State of the State of Florida; certificates, executed by the proper officials of the State of Florida, as to the valid existence and good standing of each Corporation in the State of Florida; resolutions authorizing this Agreement and the transactions provided for herein, duly adopted by the Board of Directors or other governing body of each Corporation and duly adopted by the appropriate Seller, all as duly certified by the Secretary of each Corporation.

         5.12 INSTRUMENTS OF CONVEYANCE. Simultaneously with the execution of this Agreement and in order to effect the conveyance, transfer and assignment of the Shares and the assumption of certain liabilities, each Seller shall have executed and delivered to SFO certificates representing the Shares, and other documents or instruments of conveyance, transfer or assignment as shall be necessary or appropriate to vest in or confirm to SFO the Sellers' right, title and interest in and to the Shares, free and clear of all obligations, security interests, liens and encumbrances whatsoever.

         5.13 FORMATION OF NEWCO. Sellers shall have formed Ear, Nose & Throat of South Florida, P.A. ("NewCo").

         5.14 INVESTOR LETTER AND FINANCIAL DATA SHEET. Sellers shall have provided to Parent prior to the Closing Date a fully completed and executed Investor Letter and Financial Data Sheet in form and substance reasonably satisfactory to Parent.

         5.15 TERMINATION OF CORPORATION PLANS. The Sellers and Corporations shall have (a) terminated all Corporation Plans as required under Section 1.6(b); (b) performed and complied with all of their other covenants contained in Section 1.6; and (c) furnished Parent or SFO with documentation sufficient to evidence such termination of the Corporation Plans.

         5.16 RESIGNATIONS. There shall have been delivered to Parent and SFO the signed resignations of the officers and directors of each of the Corporations.

SECTION 6.    CONDITIONS TO OBLIGATION OF SELLER AND THE CORPORATIONS

         The obligation of Sellers and the Corporations to consummate the transactions to be performed by them in connection with this Agreement is subject to satisfaction of the following conditions (any one of which may be waived in writing by Sellers or the Corporations);

         6.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing;

         6.2 COVENANTS. Parent and SFO shall have performed and complied with all of their covenants and agreements in all material respects through the Closing;

         6.3 NO SUIT OR PROCEEDING. No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         6.4 CERTIFICATE. SFO shall have delivered to Sellers a certificate to the effect that each of the conditions specified in Sections 6.1-6.3 is satisfied in all respects;

         6.5 GOVERNMENT APPROVALS. Sellers, Corporations, Parent and SFO shall have received all authorizations, consents, and approvals of governments and governmental agencies, if any, that may be required;

         6.7 OTHER AGREEMENTS EXECUTED. PSC Management Corp. shall have executed and delivered the Management Services Agreement; and PSC Management Corp. shall have executed, delivered and consummated the transactions contained in the Partnership Acquisition Agreement.

         6.8 PURCHASE PRICE. Parent or SFO shall have delivered at the closing the consideration required under Section 1.2.

         SECTION 7.  CERTAIN ADDITIONAL COVENANTS

         7.1 CONDUCT OF PRACTICE PRIOR TO CLOSING. During the period from and after the date of this Agreement and until the Closing Date:

                           (d) Sellers and the Corporations will carry on the
Practices in substantially the same manner as heretofore carried on and will not make any purchase or sale, incur any indebtedness or liens, or introduce any method of management or operation in respect to such Practice or otherwise engage in any transaction except in the ordinary course of business and in the manner not inconsistent with prior practice and the terms of this Agreement, other than with the prior written consent of SFO;

                           (e) No Seller or Corporation will permit any change
to be made in the articles of incorporation or by-laws or, if applicable, shareholder agreement of any Corporation, other than with the prior written consent of SFO.

                           (f) No Seller or Corporation will acquire or dispose
of any capital assets having an initial cost or current value in excess of $1,000 other than with the prior written consent of SFO;

                           (g) No Seller or Corporation will increase the
compensation payable or to become payable to any of its employees or agents other than (a) with the prior written consent of SFO or (b) cash bonuses by any Corporation to any physician employee consistent with the past practice of the Corporation;

                           (h) No Seller or Corporation will take, or permit or
suffer to be taken, any action which is represented and warranted in Section
2.19 not to have occurred since the Balance Sheet Date other than with the prior written consent of SFO.

         7.2 FUNDING OF ACCRUED EMPLOYEE BENEFITS. Except as set forth on Exhibits 7.2A through 7.2F, Sellers and the Corporations hereby covenant and agree that they will take whatever steps are necessary to pay or fund completely for any accrued benefits, where applicable, or vested accrued benefits for which such Seller or any Corporation might have any liability whatsoever arising from any salary, wage, benefit, bonus, vacation pay, sick leave, insurance, employment tax or similar liability of any Corporation to any employee or other person or entity (including, without limitation, any Corporation Plan and any liability under employment contracts with any Corporation) attributable to services performed prior to the Closing Date. Each Corporation acknowledges and agrees that SFO shall have no liability whatsoever now or at any time in the future with respect to (1) any Corporation Plan or (2) services performed prior to the Closing Date by any Corporation's employees or similar persons or entities except as indicated on Exhibits 7.2A through 7.2F.

         7.3 CREDITOR'S CLAIMS. Sellers and the Corporations represent, covenant and agree that all of the creditors with respect to the Practice will be paid in full by the Corporations prior to the Closing Date. If required by SFO, Sellers and the Corporations shall furnish SFO with proof of payment of all other creditors. Notwithstanding the foregoing, Sellers or the Corporation may dispute the amount or validity of any such creditor's claim without being deemed to be in violation of this Section 7.3, provided that such dispute is in good faith.

         7.4 COVENANT NOT TO COMPETE. For a period of five (5) years from and after the Closing Date, each of the Sellers agrees that, he or she will not (i) directly or indirectly, engage in, manage, operate, control, conduct, consult for or be employed in a management capacity by, provide services to or invest in any business or venture in competition with the Practice or SFO or Parent in the Geographic Territory (as defined below); provided however, that ownership of less than 1% of the outstanding stock of any publicly traded corporation shall not be deemed to violate this clause, (ii) within the Geographic Territory, directly or indirectly, solicit or attempt to solicit any customer or client of SFO or Parent or patient of NewCo other than in the course of a Seller's normal performance of services and duties for NewCo as a physician-shareholder thereof; or (iii) solicit or employ or attempt to solicit or hire away or employ any employee of SFO or Parent or NewCo. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the Sellers and SFO agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The parties agree that the Practice currently serves territories each with greater than a ten (10) mile radius of the Corporations' various office locations. The parties also agree that the Practice currently serves the cities of Boca Raton, Delray Beach, Pompano Beach, Deerfield Beach, Coconut Creek, Parkland, Gulfstream, Florida, and unincorporated Palm Beach County, Florida (west of Delray Beach and Boca Raton). Accordingly, as used herein, the term "Geographic Territory" shall mean each area within a ten (10) mile radius of each of the office locations of the Corporations from which the Seller rendered services during the preceding twelve (12) months, and the cities of Boca Raton, Delray Beach, Pompano Beach, Deerfield Beach, Coconut Creek, Parkland, and Gulfstream, Florida, and unincorporated Palm Beach County, Florida (West of Delray Beach and Boca Raton). The parties agree that the restraints set forth above in this Section 7.4 are reasonable in respect to subject matter, length of time and geographic area. Each of the Sellers agrees that the restrictions on their activities contained in this Section are reasonable and necessary to protect the goodwill and relationships, economic advantage and other legitimate interests of SFO and Parent, and that, were it, he or she to breach any of the covenants contained in this Section 7.4, SFO would be harmed and the damage to SFO would be irreparable. Accordingly, Sellers acknowledge and agree that, as SFO's legal remedies may be inadequate in the event of a breach of the covenants in this Section 7.4, in addition to damages and other remedies available to SFO, such covenants may be enforced by injunction or other equitable remedies.

         7.5 CONFIDENTIALITY.

                           (a) The Sellers shall, for a period of five (5) years
after the Closing, hold in confidence all financial information about the Corporations, the Practice and the Shares, except such disclosure as may be required by law or governmental order or regulation, or by subpoena or other legal process (provided SFO will be provided advance notice of such disclosure in order to afford it the opportunity to seek an appropriate protective order).

                           (b) The Sellers further agree to keep confidential
for a period of five (5) years after the Closing, any and all information relating to services, products, marketing information, sources of supply, pricing and patients of the Corporations on the date hereof or developed by or for the Corporations, except such disclosure as may be required by law or governmental order or regulation, or by subpoena or other legal process (provided SFO will be provided advance notice of such disclosure in order to seek an appropriate protective order).

                           (c) The restrictions in this Section 7.5 shall not
apply to any information that comes into the public domain through no fault of Sellers.

         7.6 PREPARATION OF TAX RETURNS AND PAYMENT OF TAXES. Sellers shall file all Corporations' tax returns and make all payments required to be made by the Corporations, with respect to income taxes, real estate taxes, sales taxes, use taxes, employment taxes for the period ending with the Closing date. Sellers shall provide Parent and/or SFO with copies of such tax returns within 120 days of Closing.

         7.7 COLLECTIONS OF ACCOUNTS. In the event that during the twelve-month period following the Closing the amount realized from collection of the Closing Accounts Receivable is less than 500,000, then in addition to and not in lieu of any other rights it may have under this Agreement or any other agreement with Sellers or the Corporations or under law, the Sellers shall pay Parent upon demand cash in an amount equal to the shortfall, or, at Parent's election any such shortfall may be offset against the amounts payable by Parent to the Sellers under the Convertible Notes or the Contingent Promissory Note. Following any such payment or offset and immediately upon receipt by Parent or its affiliates of $500,000, Parent and SFO shall assign to the Sellers the remaining uncollected Closing Accounts Receivable. Parent or SFO shall immediately remit to Sellers any collections received within the twelve-month period following the Closing with respect to the Closing Accounts Receivable in excess of $500,000.

         7.8 TERMINATION OF CORPORATION PLANS. Within thirty (30) days after the Closing Date, the Sellers shall provide to Parent or SFO a copy of Form 5310 as filed with the Internal Revenue Service ("IRS"). The Sellers shall provide to Parent or SFO a copy of any correspondence between the Sellers and the IRS regarding such filing upon receipt of any such correspondence.

         7.9 AMOUNTS OWED TO SELLERS. Any amounts owed to a Seller by any Corporation, as shown on the Balance Sheets of such Corporation, shall be deemed a contribution to capital of such Corporation and shall be deemed discharged prior to Closing.

SECTION 8.   NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION.

         8.1 NATURE AND SURVIVAL. All statements contained in this Agreement or in any Exhibit attached hereto, any agreement executed pursuant hereto, and any certificate executed and delivered by any party pursuant to the terms of this Agreement, shall constitute representations and warranties of Sellers and the Corporations, jointly and severally, or of SFO and Parent, jointly and severally, as the case may be. All such representations and warranties, all representations and warranties expressly labeled as such in this Agreement and the obligations of the parties to indemnify any other party pursuant to Section
8.2 or 8.3, shall survive the date of this Agreement and the Closing Date for the period of the applicable statute of limitations. Each party covenants with the other parties not to make any claim with respect to such representations or warranties against any party after the date on which such survival period shall terminate. No party shall be entitled to bring suit against any other party pursuant to Section 8.2 or 8.3 hereof, unless such party has timely given the notice required in Section 8.4 hereof. Each party hereby releases, acquits and discharges the other party from any and all claims and demands, actions and causes of action, damages, costs, expenses and rights of setoff with respect to which the notice required by Section 8.4 is not timely provided.

         8.2 INDEMNIFICATION BY SFO AND PARENT. SFO and Parent jointly and severally (for purposes of this Section 8.2 and, to the extent applicable, Section 8.4, "Indemnitor"), shall indemnify and hold Sellers and the Corporations, and their respective agents, employees, legal representatives, successors and assigns (each of the foregoing, including Sellers and the Corporations, for purposes of this Section 8.2 and, to the extent applicable,
Section 8.4, an "Indemnified Person"), harmless from and against any and all liabilities, losses, claims, damages, actions, suits, costs, deficiencies and expenses (including, but not limited to, reasonable fees and disbursements of counsel through appeal) arising from or by reason of or resulting from any breach by Indemnitor of any representation, warranty, agreement or covenant made by Indemnitor contained in this Agreement (including the Exhibits hereto) and each document, certificate or other instrument furnished or to be furnished by Indemnitor hereunder, excluding, however, any and all liabilities of Sellers or the Corporations which are not expressly assumed by SFO under this Agreement.

         8.3 INDEMNIFICATION BY SELLERS AND THE CORPORATIONS. (a) Sellers (for purposes of this Section 8.3 and, to the extent applicable, Section 8.4, "Indemnitor"), shall jointly and severally indemnify and hold SFO and Parent and their respective officers, directors, shareholders, affiliates, agents, employees, legal representatives, successors and assigns (each of the foregoing, including SFO and Parent, for purposes of this Section 8.3(a) and, to the extent applicable, Section 8.4, an "Indemnified Person") harmless from and against any and all liabilities, losses, claims, damages, actions, suits, costs, deficiencies and expenses (including, but not limited to, reasonable fees and disbursements of counsel through appeal), (a) arising from or by reason of or resulting from any breach by Indemnitor (or any of them) of any representation, warranty or covenant contained in this Agreement (including the Exhibits hereto) and each document, certificate or other instrument furnished or to be furnished by any Seller or Corporation hereunder, it being understood and agreed that for purposes of this Section 8.3 and, to the extent applicable, Section 8.4, all representations and warranties of the Indemnitor and the Corporations shall be construed by disregarding and giving no effect whatsoever to any and all knowledge qualifications or limitations (such as "to Sellers' and Corporations' best knowledge" or "to their knowledge") as if such knowledge qualifications or limitations were stricken from such representations and warranties, and (b) with respect to all times prior to the Closing Date, arising from or by reason of or resulting from the Indemnitor's management and conduct of the ownership or operation of the Practices or ownership of the Shares and from any alleged act of negligence of Indemnitor or its employees, agents and independent contractors in or about the Practice or the Shares. Additionally, Sellers shall jointly and severally indemnify SFO and Parent from and against any and all liabilities of Sellers or Corporations whatsoever existing prior to Closing and from and against any and all liabilities of the Sellers or Corporations arising or resulting from any events or acts occurring at or prior to Closing.

         8.4 INDEMNIFICATION PROCEDURE. Within 60 days after Indemnified Person receives written notice of the commencement of any action or other proceeding, or otherwise becomes aware of any claim or other circumstance, in respect of which indemnification or reimbursement may be sought under Section 8.2 or
Section 8.3, such Indemnified Person shall notify Indemnitor thereof. If any such action or other proceeding shall be brought against any Indemnified Person, Indemnitor shall, upon written notice given within a reasonable time following receipt by Indemnitor of such notice from Indemnified Person, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor and reasonably satisfactory to Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, Indemnified Person shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (a) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to Indemnitor and which could not be adequately advanced by counsel chosen by Indemnitor, or (b) a conflict or potential conflict exists between Indemnitor and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall Indemnitor be required to pay fees and expenses hereunder for more than one firm of attorneys in any jurisdiction in any one action or proceeding or group of related actions or proceedings. Indemnitor shall not, without the prior written consent of any Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Person is a party unless such settlement compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or potentially arising from or by reason of such claim, action or proceeding.

         8.5 LIMITATIONS UPON OBLIGATIONS. Anything in this Section 8 to the contrary notwithstanding, it is expressly acknowledged and agreed that no payment shall be made hereunder by SFO or Parent (individually and collectively a "Parent Party") to Sellers or, by Sellers to a Parent Party, on claims for indemnification under Sections 8.2 or 8.3 until the aggregate of all such claims of a Parent Party against Sellers under Section 8.3, or by Sellers against a Parent Party under Section 8.2, shall exceed $5,000, in which event the Party holding such claim shall be entitled to indemnification with respect to all such claims in the aggregate exceeding $5,000. In the event that such claims do not aggregate in excess of $5,000, then neither the Parent Parties nor the Sellers shall have any claim for indemnification against the other under Section 8.2 or Section 8.3. None of the Sellers individually shall be obligated to make indemnification payments pursuant to this Agreement which in the aggregate exceeds such Seller's Base Purchase Price plus the pro-rata amount of Contingent Consideration paid to such Seller.

         8.6 RIGHT TO OFFSET. In the event that during the three year period following the Closing, Parent Party has a claim for indemnification from Sellers under Section 8.3, then such Parent Party may elect to offset the amount of any such claim for indemnification against the amounts payable by Parent to the Sellers under the Convertible Notes or the Contingent Promissory Note.

SECTION 9. TERMINATION.

         9.1 RIGHT TO TERMINATE. This Agreement may be terminated at any time prior to the Closing Date:

             (a) by the mutual written consent of Parent, SFO and Sellers;

             (b) by either SFO, Parent or Sellers upon prior written notice to the other party

                  (i) if any court or governmental or regulatory agency,
             authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

                      (ii) if the Closing shall not have occurred on or
             before December 31, 1997 or such later date as the parties may agree to; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any representation or warranty or failure to perform or comply with any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

             (c) by SFO or Parent, upon prior written notice to Sellers, if any of the conditions specified in Section 5 have not been met or waived prior to the Closing Date (or any extension thereof pursuant to Section 9.1(b)(ii) above);

             (d) by Sellers, upon prior written notice to SFO, if any of the conditions specified in Section 6 shall not have been met or waived prior to the Closing Date (or any extension thereof pursuant to Section 9.1(b)(ii) above).

         9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this Section 9, this Agreement shall forthwith become null and void and there shall be no liability on the part of any of the parties hereto or their respective officers or directors with respect to this Agreement, except for Section 1.7 which shall remain in full force and effect after any such termination of this Agreement, and except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination thereof.

SECTION 10.  MISCELLANEOUS.

         10.1 NOTICES. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, or by facsimile and overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

         If to SFO:

                  South Florida Otolaryngology, Inc.
                  3414 Peachtree Road, Suite 238
                  Atlanta, Georgia 30326
                  Attention:  Gerald R. Benjamin
                  Facsimile: (404) 816-0248

         If to Parent:

                  PHYSICIANS SPECIALTY CORP.
                  3414 Peachtree Road, Suite 238
                  Atlanta, Georgia 30326
                  Attention:  Gerald R. Benjamin
                  Facsimile: (404) 816-0248

         with a copy of each notice directed to SFO or Parent to:

                  Richard H. Brody
                  Troutman Sanders LLP
                  5200 NationsBank Plaza
                  600 Peachtree Street, N.E.
                  Atlanta, GA  30308-2216
                  Facsimile: (404) 885-3900

         If to the Corporations or Sellers:

                  ENT Associates of South Florida, Inc.
                  Brian C. Mitchell, M.D., Inc.
                  Dorothy L. Mellon, M.D., Inc.
                  Mark H. Widick, M.D., Inc.

                  Nathan E. Nachlas, M.D., Inc
                  Drs. McClerkin & Flintoff, Inc.
                  Martha Hahn-Fournier, M.D.
                  Brian C. Mitchell, M.D.
                  Dorothy L. Mellon, M.D.
                  Mark H. Widick, M.D.
                  Nathan E. Nachlas, M.D.
                  William W. McClerkin, M.D.
                  W. Mark Flintoff, M.D.
                  900 N.W. 13th Street, Suite 206
                  Boca Raton, Florida  33486

with a copy to:
                  David J. Menkhaus
                  Moore & Menkhaus, P.A.
                  4800 N. Federal Highway, Suite 210-A
                  Boca Raton, Florida  33431
                  Facsimile No.: (561) 393-6541

All such communications shall be deemed to have been delivered on the date of delivery or on the next business day following the deposit of such communications with the overnight courier.

         10.2 FURTHER ASSURANCES. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement. Sellers and the Corporations will execute and deliver from time to time thereafter, at the request of SFO, all such further instruments of conveyance, assignment and further assurance as may reasonably be required in order to vest in and confirm to SFO each of Seller's right, title and interest in and to the Shares.

         10.3 PUBLIC DISCLOSURES. Except as otherwise required by law, no party to this Agreement shall make any public or other disclosure of this Agreement or the transactions contemplated hereby without the prior consent of the other parties. The parties to this Agreement shall cooperate with respect to the form and content of any such disclosures.

         10.4 GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Florida, applied without giving effect to any conflict-of-laws principles.

         10.5 "INCLUDING" The word "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation," "but not limited to" or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall with the broadest possible scope of the general statement, term or matter.

         10.6 "KNOWLEDGE"."To the knowledge," "to the best knowledge, information and belief' or any similar phrase, shall be deemed to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided. Unless otherwise expressly provided herein, Sellers shall be deemed to have knowledge of any facts known to any Corporation.

         10.7 "MATERIAL".An individual claim, obligation or liability shall be deemed to be "material" if the amount thereof exceeds $2,500 or involves the violation of any federal, state or local statute, rule or regulation. A contract or lease shall be deemed to be material if it requires a single payment in excess of $2,500 or payment for any future 12-month period in excess of $2,500, except that no contract for the acquisition of inventory items or consumable supplies shall be deemed material unless such contract cannot be terminated without cause by a Seller on not more than 30 days notice, or has, as of the Closing Date, an amount payable with respect thereto of more than $2,500.

         10.8 "MATERIAL ADVERSE CHANGE" OR "MATERIAL ADVERSE EFFECT"."Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the parties to this Agreement, any change, effect, event or occurrence that has, or is reasonably likely to have individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries taken as a whole; provided, however, that "Material Adverse Change" and "Material Adverse Effect" shall be deemed to exclude the impact of (iii) changes in generally accepted accounting principles, (iv) changes in applicable law, and (v) any changes resulting from any restructuring or other similar charges or write-offs taken by Sellers or the Corporations with the consent of SFO.

         10.9 "HAZARDOUS MATERIALS". The term "Hazardous Materials" means any material which is or may potentially be hazardous to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 10.10) regardless of the quantity of any such material.

         10.10 "ENVIRONMENTAL LAWS".The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or medical waste or relating to the protection of the environment or the disposal of medical waste.

         10.11 APPOINTMENT OF ATTORNEY-IN-FACT. Effective at the Closing, Sellers hereby constitute and appoint SFO, and its successors and assigns, the true and lawful attorneys for

Sellers, with full power of substitution, in the name of Sellers, but on behalf of and for the benefit of and at the expense of SFO, to institute and prosecute, in the name of Sellers or otherwise, all proceedings which SFO may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Shares, to defend and compromise any and all actions, suits or proceedings in respect of any such Shares, and to do all such acts and things in relation thereto as SFO shall deem advisable, subject to applicable laws and regulations. Sellers agree that the foregoing powers shall be coupled with an interest and shall be irrevocable by Sellers. SFO shall retain for its own account any amounts collected pursuant to the foregoing powers, including any sums payable in respect thereof, and Sellers shall pay to SFO, when received, any amounts which shall be received by Sellers in respect of any Shares.

         10.12 CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

         10.13 INTEGRATION OF EXHIBITS. All Exhibits attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

         10.14 ENTIRE AGREEMENT. This instrument, including all Exhibits attached hereto, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. It may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

         10.15 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

         10.16 BINDING EFFECT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties

         10.17 NO RULE OF CONSTRUCTION. The parties acknowledge that this Agreement was initially prepared by SFO and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

         10.18 COSTS OF ENFORCEMENT. In the event that SFO or Parent on the one hand, or Sellers, on the other hand, file suit in any court against any other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable out of pocket costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

         10.19 TRANSFER OF ASSETS; ASSIGNMENT. The parties also hereby agree that this Agreement shall not be assigned or transferred by either party without the prior written consent of the other; provided, however, that this Agreement may be assigned, in whole or in part, by SFO or Parent, in its sole discretion, to any parent, subsidiary or affiliate of SFO or Parent or to any party acquiring all or substantially all SFO's or Parent's assets. Any such assignment shall not affect Parent's obligations hereunder or under any documents executed by Parent pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        "SFO"

                                        SOUTH FLORIDA
                                        OTOLARYNGOLOGY, INC.


                                        By /s/ Richard D. Ballard
                                          -------------------------------------

                                        Title: President
                                              ---------------------------------

                                        "PARENT"

                                        PHYSICIANS' SPECIALTY CORP.


                                        By /s/ Gerald R. Benjamin
                                          -------------------------------------

                                        Title: Vice Chairman & Secretary
                                              ---------------------------------


                                        "SELLERS"

                                         /s/ Martha Hahn-Fournier, M.D.
                                        ---------------------------------------
                                        Martha Hahn-Fournier, M.D.

                                         /s/ Brian C. Mitchell, M.D.
                                        ---------------------------------------
                                        Brian C. Mitchell, M.D.

                                         /s/ Dorothy L. Mellon, M.D.
                                        ---------------------------------------
                                        Dorothy L. Mellon, M.D.

                                         /s/ Mark H. Widick, M.D.
                                        ---------------------------------------
                                        Mark H. Widick, M.D.

                                         /s/ Nathan E. Nachlas, M.D.
                                        ---------------------------------------
                                        Nathan E. Nachlas, M.D.

                                        /s/ William W. McClerkin, M.D.
                                        ---------------------------------------
                                        William W. McClerkin, M.D.


                                        /s/ W. Mark Flintoff, M.D.
                                        ---------------------------------------
                                        W. Mark Flintoff, M.D.



                                        "CORPORATIONS"

                                        ASSOCIATION A, INC.


                                        By /s/ Martha Hahn-Fournier, M.D.
                                          ------------------------------------

                                        Title: President
                                              --------------------------------


                                        ASSOCIATION B, INC.


                                        By /s/ Brian C. Mitchell, M.D.
                                          ------------------------------------

                                        Title: President
                                              --------------------------------

                                        ASSOCIATION C, INC.


                                        By /s/ Dorothy L. Mellon, M.D.
                                          ------------------------------------

                                        Title: President
                                              --------------------------------

                                        ASSOCIATION D, INC.


                                        By /s/ Mark H. Widick, M.D.
                                          ------------------------------------

                                        Title: President
                                              --------------------------------

                                        ASSOCIATION E, INC.


                                        By /s/ Nathan L. Nachlas, M.D.
                                          ------------------------------------

                                        Title: President
                                              --------------------------------

                                        ASSOCIATION F, INC.

                                        By: /s/ W. Mark Flintoff, M.D.
                                           -----------------------------------

                                        Title: President
                                              --------------------------------

                                                                     EXHIBIT 1.2

                               BASE PURCHASE PRICE


                                                                             PRINCIPAL
                                                                             AMOUNT OF                 BASE
       CORPORA-                                                             CONVERTIBLE              PURCHASE
         TION                   SELLER                  CASH                    NOTE                  PRICE
       --------                 ------                  ----                ------------          ------------


           A                 Hahn-Fournier            $342,429                $114,143               $456,572

           B                   Mitchell               $414,429                $138,143               $552,572

           C                    Mellon                $360,429                $120,143               $480,572

           D                    Widick                $285,429                $ 95,143               $380,572

           E                    Nachlas               $714,429                $238,143               $952,572

           F                   Flintoff               $441,429                $147,143               $588,572

                               McClerkin              $441,426*               $147,142*              $588,568



*Dr. McClerkin shall not receive the entire portion of his cash consideration at closing. Rather, Dr. McClerkin shall receive $176,570.40 on the Closing Date. The remaining $264,855.60 shall be payable as set forth below upon Dr. McClerkin's exercise of one or all of his successive one (1) year options to extend the term of his employment agreement with Ear, Nose & Throat Associates of South Florida, P.A. beyond its original two year term.

         OPTION 1                   OPTION 2                            OPTION 3
         --------                   --------                            --------
         $88,285.20                 $88,285.20                         $88,285.20

**A portion of the principal amount of the convertible note issued to Dr. McClerkin is contingent upon Dr. McClerkin exercising his options to renew his employment contract for additional one year terms.